Exhibit 99.1

News Release

For Immediate Release

May 14, 2007

Fire-Resistant Building Materials Manufacturer Announces 272% Sales Volume Growth in Commercial Modular Sector and 20% Overall Growth for the Month Ended April 30, 2007

Watkins, MN; Vancouver, BC May 14, 2007 - International Barrier Technology Inc. (“Barrier”) (IBTGF: OTCBB; IBH: TSXV), a manufacturer of proprietary fire-resistant building materials, is pleased to report growth of 20% in overall Blazeguard shipments for the month of April.  For the month ending April 30, 2007 Barrier shipped 783,008sq.ft. of Blazeguard products into the building industry, generating $503,937 in sales revenue.  Sales revenue directly from the commercial modular sector increased 291% to $227,983, while volume shipped was up 272%.

Total sales volume shipped year-to-date is 17% higher at 7,369,500 sq.ft. than in the previous year.  Double digit growth continues. “The inventory of unsold homes in key sales territories for Blazeguard, particularly Florida, remains an impediment to meeting sales targets in the multifamily roof deck sector,” states Dr. Michael Huddy, CEO.  “Fortunately, our diversification into the commercial modular sector is enabling us to continue to grow in sales volume. Having continued success in the commercial modular sector says volumes about the importance of diversification in products and markets. Barrier’s success in growing market share in current geographies, as well as the developing markets of the Midwestern US, southern California, and Texas, is helping to position us to emerge from this cyclical slow-down in a strong position to grow and prosper”.

About International Barrier Technology Inc. International Barrier Technology Inc. (OTCBB: IBTGF; TSXV: IBH) develops, manufactures, and markets proprietary fire-resistant building materials branded as Blazeguard®. Barrier's award-winning Blazeguard® wood panels use a patented, non-toxic, non-combustible coating with an extraordinary capability: it releases water in the heat of fire. The panels exceed "model" building code requirements in every targeted fire test and application, and are unique in combining properties that increase panel strength and minimize environmental and human impact. Blazeguard® provides Barrier's customers a premium material choice meeting an increasingly challenging combination of requirements in residential and commercial building construction. Blazeguard® customers include many of the top multifamily homebuilders, and commercial modular building manufacturers in the United States.

INTERNATIONAL BARRIER TECHNOLOGY INC.

Michael D. Huddy

President, Director

THE TSX VENTURE EXCHANGE HAS NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THE CONTENT OF THIS PRESS RELEASE.

Melissa McElwee, Investor Relations Manager

International Barrier Technology

(866) 735-3519

mmcelwee@intlbarrier.com

For more information please visit:

www.intlbarrier.com

Forward-Looking Information: The statements in this news release contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risks, assumptions and uncertainties, including but not limited to the ability to generate and secure product sales. In each case actual results may differ materially from such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results (expressed or modified) will not be realized.